NEWS RELEASE
CONTACT:  Mac McConnell,
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. ANNOUNCES THE ACQUISITION OF
PFI, LLC

Houston, Texas, August 28, 2008 – DXP Enterprises, Inc. (NASDAQ:  DXPE) announced today the completion of the acquisition of PFI, LLC.   The purchase price of approximately $65 million was financed with borrowings from a new $200 million senior credit facility.

The acquired business is headquartered in Massachusetts and operates out of locations in Georgia, North Carolina, Illinois, Ohio, Texas, California, Massachusetts and Florida. PFI, LLC distributes fasteners, rivets and hose clamps.

The sales and EBITDA (earnings before interest, taxes, depreciation and amortization) for the acquired business for the year ended May 3, 2008 were approximately $71.9 million and $13.3 million, respectively.  EBITDA was calculated as income before tax of approximately $10.8 million, plus interest of approximately $2.2 million, plus depreciation and amortization of approximately $0.3 million.

Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings”.

DXP is represented by Stephens Inc. in this transaction.

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

#